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                         INTERNATIONAL DATA CORPORATION
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ArrowPoint Communications, Inc.
50 Nagog Park
Acton, Massachusetts 02170

Attention:     General Counsel

       Re:     Consent to Include Language
               in Registration Statement on Form S-1

     International Data Corporation ("IDC") hereby consents to the inclusion by ArrowPoint Communications, Inc. ("ArrowPoint") of the following language and data generated by IDC in ArrowPoint's Registration Statement on Form S-1 (File No. 333-95509), as amended and filed with the Securities and Exchange Commission, and the Prospectus included therein:

     "According to IDC (International Data Corporation), an information technology industry analyst, the number of e-commerce users with access to the Web will grow from an estimated 142 million at the end of 1998 to 502 million by the end of 2003."

     "According to a report by IDC, e-commerce revenue is expected to increase from $50 billion in 1998 to over $1.3 trillion in 2003."

     "According to IDC, the Web hosting market will expand from $823 million during 1998 to $18.9 billion by 2003."

Sincerely,

INTERNATIONAL DATA CORPORATION

By:          /s/ Mark Leary
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Print Name:  Mark Leary
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Print Title:  Vice President
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                                           5 Speen Street * Framingham, MA 01701
                                             (508) 872-8200 * Fax (508) 935-4015
                                                                             IDC
                                                              http://www.idc.com